Exhibit 10.2

FIRST AMENDMENT TO SECOND AMENDED EMPLOYMENT AGREEMENT

This First Amendment to the Second Amended Employment Agreement (this “Amendment”) is entered into effective as of November 2, 2026 (the “Amendment Effective Date”) by and between Telos Corporation, a Maryland corporation, for itself and its subsidiary companies, divisions, affiliates and operating entities (the “Company”), and John B. Wood (the “Executive”).

WHEREAS, the Company and the Executive are parties to the Second Amended Employment Agreement dated as of November 12, 2012 (the “Agreement”);

WHEREAS, the Board of Directors has approved the Executive’s transition from his role as President and Chief Executive Officer of the Company to the role of Executive Chairman, effective as of the Amendment Effective Date; and

WHEREAS, the parties wish to amend the Agreement under Section 17 to reflect the Executive’s new position, duties and reporting relationship, as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, the Executive's continued employment with the Company, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Company hereby agree as follows:

1.	Position. Section 1(a) of the Agreement is amended to read in its entirety:
“(a) Subject to the terms of this Agreement, the Company shall employ the Executive as its Executive Chairman during the Agreement Term (as defined below). The Executive shall also serve as Chairman of the Board of Directors for so long as the Board of Directors so designates and he is elected as a director.”

2.	Time Commitment. Section 1(b) of the Agreement is amended to read in its entirety:
“(b) During the Agreement Term, the Executive shall devote such time and efforts as are reasonably necessary to perform his duties as Executive Chairman (paid time off and other authorized leave excepted) and shall continue to serve the Company as an employee.”

3.	Duties. Section 1(c) of the Agreement is amended to read in its entirety:
“(c) The Executive shall perform his duties faithfully, efficiently and with integrity, subject to the direction of the Board of Directors, to which the Executive shall report. The Executive shall have authority, power, responsibilities and duties as are inherent in the position of Executive Chairman and necessary to carry out such responsibilities and the duties required hereunder, as well as any additional duties and authority granted to him by the Board of Directors. These duties include, without limitation: (i) presiding at meetings of the Board of Directors and of the stockholders and, in consultation with the Chief Executive Officer, setting the agendas for meetings of the Board of Directors; (ii) leading the Board of Directors in its oversight of the Company’s strategy, enterprise risk and management succession planning; (iii) providing strategic guidance on the Company’s product development, potential acquisitions, strategic partnerships and other significant transactions; (iv) supporting the Company’s sales efforts and key customer relationships, including relationships with the United States government and industry customers; (v) representing the Company with investors, stockholders, government officials and other external constituencies, as requested by the Board of Directors or the Chief Executive Officer; and (vi) serving as an advisor and resource to the Chief Executive Officer and senior management, in each case in coordination with the Company’s Chief Executive Officer, who shall report directly to the Board of Directors and shall have general responsibility for the day-to-day management and operations of the Company. The Executive will assist with the transition of the Chief Executive Officer role, providing institutional knowledge and stability. The Board of Directors may modify the Executive’s duties from time to time consistent with the position of Executive Chairman.”

4.
Disability. In Section 3(b) of the Agreement, the phrase “Executive’s duties hereunder” refers, from and after the Amendment Effective Date, to the Executive's duties as Executive Chairman under Section 1, as amended by this Amendment.

5.
Compensation Unchanged. The Executive’s annual base salary as in effect immediately before the Amendment Effective Date, his eligibility under Sections 2(b) and 2(c) of the Agreement, and his benefits under Sections 2(d) through 2(f) of the Agreement continue without change. Any later adjustment is subject to approval in accordance with the Agreement.

6.	No Termination. Each of the Executive and the Company acknowledges and agrees that:
(a) the Executive’s transition from his role as President and Chief Executive Officer, his designation as Executive Chairman, any change in his duties, authority, time commitment or reporting relationship, and the execution of this Amendment do not constitute a termination of his employment or of the Agreement under any provision of Section 3, including Sections 3(d), 3(e) and 3(g);

(b) no Date of Termination has occurred;

(c) none of these events entitles the Executive to any payment, benefit or vesting acceleration under Section 4 of the Agreement or otherwise; and

(d) the parties do not intend these events to constitute a “separation from service” within the meaning of Section 409A of the Code.

7.
Restrictive Covenants. The Executive reaffirms his obligations under Section 5 (Non-Competition), Section 6 (Confidentiality), Section 7 (Non-Solicitation), Section 8 (Non-Disparagement), Section 9 (Restrictions Reasonable) and Section 10 (Return of Materials) of the Agreement, which remain in full force and effect, and acknowledges that the Company’s undertakings under Section 4 of the Agreement remain contingent upon his compliance with Sections 5, 6, 7 and 8 of the Agreement as provided in Section 4(f) of the Agreement.

8.
Effect of Amendment. Except as expressly amended by this Amendment, the Agreement remains unchanged and in full force and effect, and is hereby ratified and confirmed. From and after the Amendment Effective Date, references in the Agreement to "this Agreement" mean the Agreement as amended by this Amendment. In the event of any conflict between this Amendment and the Agreement, this Amendment shall control. The Agreement, as amended by this Amendment, constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, if any, between the parties relating to the subject matter hereof. This Amendment shall be governed by the laws of the Commonwealth of Virginia in accordance with Section 18 of the Agreement. Capitalized terms used but not defined in this Amendment have the meanings given to them in the Agreement. This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument, including by electronic signature.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the Amendment Effective Date.

EXECUTIVE	TELOS CORPORATION

/s/ John B. Wood	By:	/s/ E. Hutchinson Robbins, Jr.
John B. Wood	E. Hutchinson Robbins, Jr. Executive Vice President and General Counsel